UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 1, 2012

UAN CULTURAL & CREATIVE CO., LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-51693	20-3303304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Hill Street, Suite 200, Three Rivers, Michigan	49093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(586) 530-5605

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Item 5.06	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Change in Shell Company Status

Effective December 1, 2012, David Chen-Te Yen resigned as president, chairman and director of our company. The resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Yen’s resignation, we appointed Wan-Fang Liu as president and chairman of our company, effective December 1, 2012.

Also effective December 1, 2012, our company decreased the number of directors on our board of directors to five (5).

Wan-Fang Liu

Ms. Liu has been a member of our company’s board of directors since June 30, 2010.

Since 2004, Ms. Liu has served as president of Natural Beauty Inc., a company that specializes in cosmetics and other beauty products in ShenZhen, China. As president she is responsible for the company’s day-to-day operations.

Our company believes that Ms. Liu’s business and operational experience gives her the qualifications and skills to serve as president and chairman of our company.

Our board of directors now consists of Parashar Patel, Chung Hua Yang, Tzu-Yung Hsu, Syuan-Jhu Lin and Wan-Fang Liu.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which Ms. Liu was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Liu will have a direct or indirect material interest which would be required to be reported herein.

Additionally, on December 1, 2012, we have decided to abandon our art gallery business in Taiwan as we were not able to generate sufficient revenue or financing interest to continue the business. Consequently, we are now considered a shell company as that term is defined in Rule 12b-2 of the exchange act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAN CULTURAL & CREATIVE CO., LTD.

/s/ Parashar Patel

Parashar Patel

Chief Executive Officer, Secretary and Director

Date: December 31, 2012